Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended December 31,				Twelve months ended December 31,
(Dollars in millions, Unaudited)	2013	2012	V	%	2013	2012	V	%

Revenues
Revenues from services	$11,041	$11,576			$43,941	$45,245
Sales of goods	36	29			126	119
Total revenues	11,077	11,605	(5)%		44,067	45,364	(3)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,178	5,118			19,884	19,023
Interest	2,273	2,682			9,267	11,596
Investment contracts, insurance losses and insurance
annuity benefits	648	713			2,779	2,984
Provision for losses on financing receivables	1,562	1,144			4,818	3,832
Total costs and expenses	9,661	9,657	0%		36,748	37,435	(2)%

Earnings from continuing operations before
income taxes	1,416	1,948	(27)%		7,319	7,929	(8)%
Benefit (provision) for income taxes	1,092	(126)			992	(521)
Earnings from continuing operations	2,508	1,822	38%		8,311	7,408	12%

Loss from discontinued operations, net of taxes	(723)	(302)			(1,057)	(1,130)

Net earnings	1,785	1,520	17%		7,254	6,278	16%
Less net earnings attributable to
noncontrolling interests	15	17			53	63
Net earnings attributable to GECC	1,770	1,503	18%		7,201	6,215	16%
Preferred stock dividends declared	(163)	(123)			(298)	(123)
Net earnings attributable to GECC common shareowner	$1,607	$1,380	16%		$6,903	$6,092	13%

Amounts attributable to GECC
Earnings from continuing operations	$2,493	$1,805	38%		$8,258	$7,345	12%
Loss from discontinued operations, net of taxes	(723)	(302)			(1,057)	(1,130)
Net earnings attributable to GECC	$1,770	$1,503	18%		$7,201	$6,215	16%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended December 31,				Twelve months ended December 31,
(Dollars in millions, Unaudited)	2013	2012	V	%	2013	2012	V	%

Revenues
Commercial Lending and Leasing (CLL)	$3,225	$4,052	(20)%		$14,316	$16,458	(13)%
Consumer	4,583	3,912	17%		15,741	15,303	3%
Real Estate	697	994	(30)%		3,915	3,654	7%
Energy Financial Services	442	422	5%		1,526	1,508	1%
GE Capital Aviation Services (GECAS)	1,373	1,397	(2)%		5,346	5,294	1%
Total segment revenues	10,320	10,777	(4)%		40,844	42,217	(3)%
GECC corporate items and eliminations	757	828	(9)%		3,223	3,147	2%
Total revenues	$11,077	$11,605	(5)%		$44,067	$45,364	(3)%

Segment profit
CLL	$263	$546	(52)%		$1,965	$2,401	(18)%
Consumer	2,057	751	F		4,319	3,207	35%
Real Estate	128	309	(59)%		1,717	803	F
Energy Financial Services	117	107	9%		410	432	(5)%
GECAS	71	343	(79)%		896	1,220	(27)%
Total segment profit	2,636	2,056	28%		9,307	8,063	15%
GECC corporate items and eliminations	(143)	(251)	43%		(1,049)	(718)	(46)%
Earnings from continuing operations
attributable to GECC	2,493	1,805	38%		8,258	7,345	12%
Loss from discontinued operations,
net of taxes, attributable to GECC	(723)	(302)	U		(1,057)	(1,130)	6%
Net earnings attributable to GECC	$1,770	$1,503	18%		$7,201	$6,215	16%

(2)

General Electric Capital Corporation
Condensed Statement of Financial Position

	December 31,	December 31,
(In billions, Unaudited)	2013	2012

Assets
Cash & marketable securities	$118.5	$110.3
Inventories	0.1	0.1
Financing receivables - net	253.0	268.2
Property, plant & equipment - net	51.6	53.0
Goodwill & intangible assets	27.3	28.3
Other assets	63.9	76.0
Assets of businesses held for sale	0.1	0.2
Assets of discontinued operations	2.3	3.3

Total assets	$516.8	$539.4

Liabilities and equity
Borrowings and bank deposits	$371.1	$397.0
Investment contracts, insurance liabilities and insurance annuity benefits	27.0	28.7
Other liabilities	31.8	28.2
Liabilities of businesses held for sale	-	0.2
Liabilities of discontinued operations	2.8	2.7
GECC shareowners' equity	83.7	81.9
Noncontrolling interests	0.4	0.7

Total liabilities and equity	$516.8	$539.4

(3)